SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.   )

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Computer Network Technology Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT
GENERAL
ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
REPORT ON EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION TABLES
EMPLOYMENT AGREEMENTS
COMPARATIVE STOCK PRICE PERFORMANCE
PROPOSAL TO AMEND THE 1992 STOCK AWARD PLAN
PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
SHAREHOLDER PROPOSALS AND OTHER MATTERS
EXHIBIT A

Computer Network Technology Corporation

6000 Nathan Lane North
Minneapolis, Minnesota 55442
(763) 268-6000

May 11, 2001

Dear Shareholder:

      You are cordially invited to attend the Annual Meeting of the Shareholders of Computer Network Technology Corporation at our headquarters, 6000 Nathan Lane North, in the Minneapolis suburb of Plymouth, Minnesota, on Thursday, June 28, 2001, beginning at 10:00 a.m. Please refer to the map in the back of this proxy statement for directions to our headquarters.

      The Secretary’s Notice of the Annual Meeting and the Proxy Statement that appear on the following pages describe the matters scheduled to come before the meeting. At the meeting, I will discuss our performance in fiscal year 2000 and report on current items of interest to our shareholders. In addition, certain members of our Board and our executives, as well as representatives of KPMG LLP, our independent auditors, will be available to answer your questions.

      I hope you will be able to attend the meeting in person and look forward to seeing you. Please either sign and return the accompanying card in the postage-paid envelope or instruct us by telephone or via the Internet as to how you would like your shares voted, even if you plan to attend the meeting. This will ensure representation of your shares if you are unable to attend. Instructions on how to vote your shares by telephone or via the Internet are on the proxy card. If you attend the meeting you may withdraw any proxy previously given and vote your shares in person.

      On behalf of your Board and our employees, thank you for your support of and interest in Computer Network Technology Corporation.

Sincerely,

Thomas G. Hudson
Chairman of the Board, President
and Chief Executive Officer

Computer Network Technology Corporation

6000 Nathan Lane North
Minneapolis, Minnesota 55442
(763) 268-6000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 28, 2001

TO OUR SHAREHOLDERS:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Computer Network Technology Corporation, a Minnesota corporation, will be held on Thursday, June 28, 2001 at our headquarters at 6000 Nathan Lane North, in the Minneapolis suburb of Plymouth, Minnesota, beginning at 10:00 a.m. for the following purposes:

(1)	To fix the number of directors at four and to elect four persons to the Board to serve until the next Annual Meeting of the Shareholders;

(2)	To amend the 1992 Stock Award Plan to increase the number of shares authorized for issuance thereunder by 1,500,000;

(3)	To ratify and approve the appointment of KPMG LLP as independent auditors for the fiscal year ending January 31, 2002; and

(4)	To transact other business that may properly come before the meeting.

      Shareholders of record as of the close of business on May 1, 2001 are the only persons entitled to notice of and to vote at the meeting.

      Whether or not you expect to attend the meeting, please either sign and return the accompanying card in the postage-paid envelope or instruct us by telephone or via the Internet as to how you would like your shares voted. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

BY ORDER OF THE BOARD OF DIRECTORS

Gregory T. Barnum
Vice President of Finance, Chief Financial Officer
and Corporate Secretary

May 11, 2001

Minneapolis, Minnesota

Computer Network Technology Corporation

6000 Nathan Lane North
Minneapolis, Minnesota 55442
(763) 268-6000

PROXY STATEMENT

Annual Meeting of Shareholders

June 28, 2001

GENERAL

      This Proxy Statement is furnished in connection with the solicitation by the board of directors (the “Board”) of Computer Network Technology Corporation of proxies to be voted at the Annual Meeting of the Shareholders of the Company (the “Annual Meeting”) to be held on Thursday, June 28, 2001 at our headquarters located at 6000 Nathan Lane North, Minneapolis, Minnesota, beginning at 10:00 a.m. (local time), and at any adjournments thereof. This Proxy Statement and the accompanying proxy card are furnished in connection with the proxy solicitation and are being mailed to shareholders beginning approximately May 11, 2001. The Board recommends that shareholders vote in favor of Items 1, 2 and 3. Shares represented by properly executed and returned proxies will, unless otherwise specified on the proxy card, be voted FOR all of the nominees listed in Item 1 and FOR Items 2 and 3, as set forth on the proxy card, and be voted in the discretion of the proxy holders as to any other matter that may properly come before the meeting. A shareholder voting through a proxy who abstains with respect to a certain proposal is considered to be present and entitled to vote on such proposal at the meeting, and is in effect a negative vote, but a shareholder (including a broker) who does not give authority to a proxy holder to vote, or withholds authority to vote, on a certain proposal shall not be considered present and entitled to vote on such proposal.

      The proxy may be revoked at any time prior to its exercise by providing written notice of revocation or another proxy bearing a later date to the Secretary of Computer Network Technology Corporation at the address set forth above or at the Annual Meeting.

      We will pay expenses incurred in connection with the solicitation of proxies. Proxies are being solicited by mail. In addition, our directors, officers and other employees may solicit proxies personally, by telephone, by electronic mail, or by facsimile without additional compensation to them. We have requested brokerage houses, nominees, custodians, and fiduciaries to forward solicitation material to the beneficial owners of our Common Stock and will reimburse such persons for their expenses.

      Shareholders of record as of the close of business on May 1, 2001 are the only persons entitled to vote at the Annual Meeting. As of that date, there were issued and outstanding 29,722,581 shares of our Common Stock, our only authorized and issued voting security. Each shareholder is entitled to one vote for each share held.

ELECTION OF DIRECTORS
(Item 1 on proxy card)

      Our by-laws provide that the number of directors that constitute the Board shall be fixed from time to time by the shareholders and that directors shall be elected at the annual meeting and shall hold office until the next annual meeting of shareholders and until their successors are elected and qualified. The Board recommends that the number of directors constituting the Board be set at four and nominates the four persons named below for election as directors. The Board recommends a vote for the election of all nominees.

      The accompanying proxy will be voted in favor of the election of the following nominees as directors, each of whom is currently a director, unless the shareholder giving the proxy indicates to the contrary on the proxy. All nominees have agreed to stand for election at the Annual Meeting. If any nominee is not available as a candidate for director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board to fill such vacancy, unless the shareholder giving the proxy indicates to the contrary on the proxy.

      The affirmative vote of the holders of a majority of the voting power of the outstanding shares of our Common Stock entitled to vote on the election of directors and present, in person or by proxy, at the Annual Meeting is required to elect each of the four nominees named below.

Nominees to the Board

      Thomas G. Hudson, 54 years of age, has served as President and Chief Executive Officer since June 1996, as a director since August 1996 and as Chairman of the Board since May 1999. Mr. Hudson has also served as acting general manager of Propelis Software, Inc. since November 1999. From 1993 to June 1996, Mr. Hudson served as Senior Vice President of McGraw Hill Companies, a leading information services provider, serving as General Manager of its F.W. Dodge Division, and as Senior Vice President, Corporate Development. From 1968 to 1993, Mr. Hudson served in a number of management positions at IBM Corporation, most recently as Vice President Services Sector Division. Mr. Hudson’s IBM career included varied product development, marketing and strategic responsibilities for IBM’s financial services customers and extensive international and large systems experience. He is a graduate of the University of Notre Dame and New York University. Mr. Hudson attended the Harvard Advanced Management Program in 1990.

      Patrick W. Gross, 56 years of age, has been a director since July 1997. Mr. Gross founded American Management Systems, Inc. in 1970 where he serves as Chairman of the Executive Committee and Principal Executive Officer. American Management is a management consulting and systems integration firm applying information technology to business and management in both the public and private sectors. Between July 1968 and May 1970, Mr. Gross served on the staff of the U.S. Secretary of Defense in the Office of Systems Analysis. Mr. Gross is Chairman of Baker & Taylor Holdings, Inc., a private company, and serves as a director of American Management Systems, Inc., Capital One Financial Corporation, Capital One FSB, Landmark Systems Corporation and Net2000 Communications, a public NASDAQ company. Mr. Gross is a graduate of Rensselaer Polytechnic Institute, University of Michigan and Stanford University.

      Erwin A. Kelen, 65 years of age, has been a director since June 1988. Mr. Kelen is President of Kelen Ventures, partner of Camir Investments and a principal of Quatris Fund, all private investment entities. He is a private investor active in venture capital investments, investment management and helping small companies grow. From 1984 to 1990, Mr. Kelen was President and Chief Executive Officer of DataMyte Corporation, a wholly owned subsidiary of Allen Bradley Co. Mr. Kelen is also a director of Printronix, Inc., Insignia Systems, Inc., and CyberOptics Corporation. Mr. Kelen is a graduate of the Technical University of Budapest and the University of Minnesota Graduate School.

      John A. Rollwagen, 60 years of age, has been a director since June 1993 and served as Chairman of the Board from December 1995 to May 1999. Mr. Rollwagen is a private investor and a principal of Quatris Fund, a venture capital firm. From January 1993 to May 1993, Mr. Rollwagen served as U.S. Department of Commerce Deputy Secretary-Designate. Beginning in 1975, Mr. Rollwagen served in executive capacities with Cray Research, Inc. Mr. Rollwagen served as Chairman and Chief Executive Officer of Cray Research,

Inc. from 1981 to January 1993. Mr. Rollwagen serves as a director of Lexar Media, Inc. and of several private companies. Mr. Rollwagen is a graduate of The Massachusetts Institute of Technology and Harvard Graduate School of Business Administration.

Other Current Board Members

      Mr. Lawrence Perlman, who is currently a member of the Board, has decided to retire from the Board in order to devote his time to other interests. Mr. Perlman is 62 years of age, has been a director since June 1988. From 1990 to December 1999, Mr. Perlman served as Chief Executive Officer of Ceridian Corporation, retiring as of December 31, 1999. Ceridian Corporation is a leading information services and defense electronics company that serves the human resources, electronic media, transportation, gaming and government markets. Mr. Perlman also serves as Chairman and a director of Arbitron, Inc., as a director of Carlson Companies, Inc., Valspar Corporation and Amdocs Ltd. and was Chairman and a director of Seagate Technology, Inc until December 2000. Mr. Perlman is a graduate of Carleton College and Harvard Law School. There is no disagreement between the Company and Mr. Perlman on any matter relating to our operations, policies or practices.

      As of the date this Proxy Statement was mailed to the Company’s stockholders, we have not identified another candidate to serve on the Board. We are currently conducting a search for an additional candidate, and the Board intends to exercise its discretion to appoint another member when a suitable candidate is identified and agrees to serve.

Meetings and Committees of the Board

      The Board held sixteen meetings during fiscal year 2000 and otherwise conducted business by written resolutions signed by all directors. Each director attended at least 75 percent of the total aggregate number of meetings of the Board plus the total number of meetings of all committees on which he served.

      The Audit Committee recommends to the Board the selection of independent auditors, reviews the activities and reports of the independent auditors, and reviews our internal accounting controls. The Audit Committee is comprised of Messrs. Gross, Kelen, Perlman, and Rollwagen. The Audit Committee held two meetings in fiscal year 2000.

      The Compensation Committee is comprised of Messrs. Gross, Kelen, Perlman, and Rollwagen. The primary purpose of this Committee is set forth in the “Report on Executive Compensation” contained in this Proxy Statement. The Compensation Committee held two meetings in fiscal year 2000 and otherwise conducted business by written resolutions signed by the Committee members.

      The Board does not have a standing nominating committee.

Compensation of Directors

      Directors who are not employees receive a retainer of $5,000 per quarter, plus reimbursement of out-of-pocket expenses incurred on our behalf. Accordingly, the non-employee directors were each paid a retainer of $20,000 for fiscal year 2000. During fiscal year 2000, each of our non-employee directors also received an option to purchase 20,000 shares of our Common Stock under our 1992 Stock Award Plan.

SECURITY OWNERSHIP
OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth, as of April 1, 2001, certain information with respect to all shareholders known to us to have been beneficial owners of more than 5% of our Common Stock, for each director and each executive officer named in the Compensation Table on page 10, and all directors and executive officers as a group. Unless otherwise indicated, each person named in the table has sole voting and investment power as to the Common Stock shown.

	Amount and Nature
	of Beneficial	Percent of Common
Name and Address of Beneficial Owner	Ownership	Stock Outstanding

Kopp Investment Advisors(1)	5,184,253	17.44%
7701 France Avenue South, Suite 500
Edina, Minnesota 55435
Massachusetts Financial Services Company(2)	3,624,258	12.19%
500 Boylston Street
Boston, Massachusetts 02116
Thomas G. Hudson(3)	506,481	1.68%
Erwin A. Kelen(4)	509,577	1.70%
John A. Rollwagen(4)	235,000	*
Lawrence Perlman(4)(5)	194,833	*
Patrick A. Gross(4)	117,505	*
Nick V. Ganio(6)	78,531	*
Mark R. Knittel(7)	138,571	*
William C. Collette(8)	64,817	*
Gregory T. Barnum(9)	74,598	*
All executive officers and directors as a Group (10 persons)(10)(11)	1,931,538	6.18%

*	Represents beneficial ownership of less than one percent of the outstanding Common Stock.

(1)	According to a Schedule 13G filed with the SEC on February 1, 2001, Leroy C. Kopp and Kopp Investment Advisors, Inc, are deemed to have beneficial ownership of 5,184,253 shares of our common stock.

(2)	According to a Schedule 13G filed with the SEC on February 9, 2001, Massachusetts Financial Services Company, a registered investment advisor, is deemed to have beneficial ownership of 3,624,258 shares of our common stock.

(3)	Includes 451,296 shares that may be acquired upon exercise of incentive and non-qualified stock options that are currently exercisable or are exercisable within 60 days. Also includes 4,208 shares held by Connecticut General Trust Company as trustee of our 401(k) Plan.

(4)	Includes 246,667, 230,000, 173,333 and 117,505 shares that may be acquired upon the exercise of non-qualified stock options held by Messrs. Kelen, Rollwagen, Perlman, and Gross, respectively. These options are currently exercisable or are exercisable within 60 days.

(5)	Mr. Perlman is not standing for reelection at the annual meeting.

(6)	Includes 77,500 shares that may be acquired upon exercise of incentive and non-qualified stock options that are currently exercisable or are exercisable within 60 days.

(7)	Includes 100,000 shares that may be acquired upon exercise of incentive and non-qualified stock options that are currently exercisable or are exercisable within 60 days.

(8)	Includes 56,372 shares that may be acquired upon exercise of incentive and non-qualified stock options that are currently exercisable or are exercisable within 60 days.

(9)	Includes 63,500 shares that may be acquired upon exercise of incentive and non-qualified stock options that are currently exercisable or are exercisable within 60 days. Also includes 1,098 shares held by Connecticut General Trust Company as trustee of our 401(k) Plan.

(10)	Includes 5,306 shares held by Connecticut General Trust Company as trustee of our 401(k) Plan for the benefit of Mr. Hudson and Mr. Barnum.

(11)	Includes 1,524,798 shares that may be acquired upon exercise of incentive and non-qualified stock. These options, including those discussed above, are currently exercisable, or become exercisable within 60 days. Includes only executive officers and directors as of April 1, 2001.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of our Common Stock, to file periodic reports of ownership and changes in ownership with the Securities and Exchange Commission. During fiscal year 2000, based solely on our review of the copies of such reports received by us and of written representations from certain reporting persons regarding filings required to be made by such persons, we believe that all persons required under Section 16(a) to file beneficial ownership reports with respect to our Common Stock complied with such filing requirements.

REPORT ON EXECUTIVE COMPENSATION

Overview

      The Compensation Committee (the “Committee”) is comprised entirely of independent, outside directors and is responsible for recommending to the Board our executive compensation philosophy, for determining all aspects of the Chief Executive Officer’s compensation, and for review and approval of recommendations for compensation paid to other executives. The Committee is also responsible for administering our stock-based compensation plans. During fiscal year 2000, the Committee was comprised of Messrs. Gross, Kelen, Perlman, and Rollwagen.

      The primary objectives of executive compensation are to provide compensation that will attract, retain, reward and motivate a highly effective Executive Team who will lead us in achieving our business goals in a highly competitive and rapidly changing industry; to ensure that compensation opportunities for executives are competitively positioned and yet reasonable in light of our objectives; and to emphasize and reinforce the link of pay for individual and company performance.

      The Committee believes that our executive compensation program provides an overall level of compensation opportunity that is competitive with comparably sized companies within the computer industry.

Components of Executive Compensation

      Our total compensation for executives consists of annual cash compensation in the form of base salaries and bonuses, and long-term incentives in the form of participation in our Executive Deferred Compensation Plan and options to acquire Common Stock. In addition, executives are provided with the same level and types of benefits that are generally available to other employees. Our executive compensation strategy is designed to base a significant portion of an executive’s overall compensation on our financial performance. The following sections describe each component of executive compensation.

Annual Cash Compensation

      Base salary and bonuses are established for our executives each year based on the executive’s job responsibilities, level of experience, overall performance and contributions, future potential, as well as information obtained with respect to competitive pay practices. Comparative compensation data was derived from an analysis of external compensation surveys encompassing companies of similar size and industry, and from outside consultants. Bonuses may be based on a combination of CNT’s Annual Bonus Plan (the “Annual Bonus Plan”), individual performance bonuses or sales commissions. For fiscal year 2000, base salaries and bonuses for our executives, other than our Chief Executive Officer, were recommended to the Committee by our Chief Executive Officer, after consideration was given to the factors noted above and consultation with our Vice President of Human Resources.

      The Annual Bonus Plan, is an incentive program which provides executives and other key contributors with the opportunity to earn a cash bonus if we achieve certain levels of growth in revenue and pre-tax profitability, with the level of bonus payment specifically tied to achievement of these key performance measures.

      The annual bonus for an executive is determined by multiplying their eligible base compensation by our Annual Bonus Plan factor and their individual annual bonus participation rate. Our Annual Bonus Plan factor is based on a chart which outlines payout percentages for achievement of defined levels of revenue and operating profit as a percentage of revenue (after deducting the cost of annual bonuses and excluding special charges). The Annual Bonus Plan factor is based on the chart and our actual levels of revenue and operating profit, with each factor being equally weighted. The annual bonus participation rate for each executive is based on the executive’s expected level of contribution to our overall financial performance.

      For fiscal year 2000, our Annual Bonus Plan factor was 93.8 percent and the individual annual bonus participation rates for our executives ranged from 30 percent to 65 percent. An executive having eligible compensation of $150,000 and an annual bonus participation rate of 40 percent would have earned a fiscal year 2000 annual bonus of $56,280.

      In addition, certain executives earned commissions and other bonuses in fiscal year 2000 by achieving various predetermined goals and objectives. For example, our Group Vice President of Worldwide Sales, Marketing and Services earned commissions and bonuses in fiscal year 2000 by achieving various revenue objectives.

Long Term Incentives

      Stock options are a key tool to recruit, retain, and motivate executive officers and other key employees. The Committee determines the timing and number of stock option grants for our executives, including our Chief Executive Officer, based on the anticipated contribution of the executive to our overall financial performance and their level of responsibility within our company. In determining the number of options to be granted, the Committee also takes into consideration the number of options then held by the executive. All stock options granted have an exercise price equal to fair market value on the date of grant, generally vest over a four year period and expire ten years from the date of grant.

      There were no stock options granted to the executive team in fiscal year 2000. In fiscal year 1999, options to purchase 800,000 shares of common stock were granted to selected members of the executive team at an exercise price of $21.875 and vest after six years. The options did provide for accelerations in vesting upon certain increases in the Company’s stock price. In March of 2001, the vesting for these options was changed to ratably over a four-year period from the original date of grant.

      Our Executive Deferred Compensation Plan provides eligible executives with the opportunity to defer compensation and receive a matching contribution equal to 20% of deferrals, up to an annual maximum of $10,000 per year. The matching contribution is fully vested after four years of service.

Compensation for the President and Chief Executive Officer

      The fiscal year 2000 compensation plan for our President and Chief Executive Officer, Thomas G. Hudson, included annual base salary of $330,000 and participation in the Annual Bonus Plan at a rate of 65 percent. For fiscal 2001, Mr. Hudson’s participation in the Annual Bonus Plan increased to 70 percent. There were no stock options granted to Mr. Hudson in fiscal year 2000. Mr. Hudson received one stock option grant in fiscal year 1999 for the purchase of 300,000 shares of Common Stock at an exercise price of $21.875 per share. The option grants made to Mr. Hudson were based upon his performance and leadership with the company. The grants placed a significant portion of his total compensation at risk, since the options’ value depends on the appreciation of our Common Stock over the option term.

Internal Revenue Code Section 162(m)

      Internal Revenue Code (the “Code”) Section 162(m) limits the deductibility of compensation over $1 million paid by a company to an executive officer in certain circumstances. Because the Stock Award Plan has been approved by the shareholders and because the maximum number of shares that may be awarded to any employee or other participant under our Stock Award Plan in any calendar year is limited to 750,000 shares, the Committee believes that compensation with respect to any stock options granted to executive officers will qualify as performance-based compensation not subject to the $1 million limit under Section 162(m). The Committee does not otherwise currently have a policy with respect to Section 162(m) because the Committee believes that it is unlikely that such limit will apply to compensation paid by us to any of our executive officers for at least the current year.

PATRICK A. GROSS ERWIN A. KELEN LAWRENCE PERLMAN JOHN ROLLWAGEN Members of the Compensation Committee

SUMMARY COMPENSATION TABLE

      The following table sets forth for our Chief Executive Officer and our four other most highly compensated executive officers information concerning compensation earned for services in all capacities during fiscal year 2000, as well as compensation earned by each such person for the three previous fiscal years (if the person was the Chief Executive Officer or another executive officer during any part of such fiscal year):

					Long Term
		Annual Compensation			Compensation
					Shares
				Other Annual	Underlying	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Compensation ($)	Options(#)	Compensation ($)

Thomas G. Hudson(1)	2000	$330,000	$201,201	$(139,708)	—	$14,000
Chairman of the Board,	1999	$330,000	$11,880	$25,689	300,000	$11,000
President and Chief	1998	$300,000	$290,200	$37,996	75,000	$11,000
Executive Officer

Nick V. Ganio(2)	2000	$230,000	$270,777	$(7,123)	—	$12,842
Group Vice President of	1999	$192,500	$239,335	$10,209	30,000	$11,000
Worldwide Sales, Marketing and Services	1998	$138,541	$196,260	$3,527	250,000	$60,000

Mark R. Knittel(3)	2000	$200,000	$115,660	$(14,387)	—	$6,003
Group Vice President of	1999	$180,000	$5,400	$5,791	90,000	$1,000
Worldwide Product Operations	1998	$168,000	$93,960	$5,067	40,000	$3,030

William C. Collette(4)	2000	$180,000	$83,052	$(9,468)	—	$2,304
Chief Technology Officer	1999	$165,000	$29,012	$4,998	45,000	$2,313
and Vice President of Advanced Technology	1998	$150,000	$109,626	$1,680	15,000	$3,058

Gregory T. Barnum(5)	2000	$200,000	$93,800	$(3,971)	—	$2,700
Chief Financial Officer,	1999	$190,000	$4,560	$3,064	90,000	$1,960
Vice President of Finance and Corporate Secretary	1998	$178,000	$85,734	$1,976	30,000	$2,800

(1)	Mr. Hudson’s “Bonus” in fiscal year 2000 consists of a $201,201 annual bonus. “Other Annual Compensation” in fiscal year 2000 consists of a decline in value under our Executive Deferred Compensation Plan. “All Other Compensation” in fiscal year 2000 consists of a $4,000 401(k) match and a $10,000 Executive Deferred Compensation match.

(2)	Mr. Ganio’s “Bonus” in fiscal year 2000 consists of a $46,900 annual bonus and $223,877 of sales commissions and bonuses. “Other Annual Compensation” in fiscal year 2000 consists of a decline in value under our Executive Deferred Compensation Plan. “All Other Compensation” in fiscal year 2000 consists of a $2,842 401(k) match and a $10,000 Executive Deferred Compensation match.

(3)	Mr. Knittel’s “Bonus” in fiscal year 2000 consists of a $65,660 annual bonus and $50,000 of performance bonus. “Other Annual Compensation” in fiscal year 2000 consists of a decline in value under our Executive Deferred Compensation Plan. “All Other Compensation” in fiscal year 2000 consists of a $3,333 401(k) match and a $2,670 Executive Deferred Compensation match.

(4)	Mr. Collette’s “Bonus” in fiscal year 2000 consists of a $50,652 annual bonus and $32,400 of performance bonus. “Other Annual Compensation” in fiscal year 2000 consists of a decline in value under our Executive Deferred Compensation Plan. “All Other Compensation” in fiscal year 2000 consists of a $2,250 401(k) match and a $54 Executive Deferred Compensation match.

(5)	Mr. Barnum’s “Bonus” in fiscal year 2000 consists of a $93,800 annual bonus. “Other Annual Compensation” in fiscal year 2000 consists of a decline in value under our Executive Deferred Compensation Plan. “All Other Compensation” in fiscal year 2000 consists of a $1,500 401(k) match and a $1,200 Executive Deferred Compensation match.

OPTION TABLES

      There were no stock option grants to the Named Officers in fiscal year 2000. The following table summarizes stock option exercises during fiscal year 2000 by the Named Officers and certain other information relative to such options.

Aggregated Option Exercises In Fiscal Year 2000 And Year-End Option Values

			Number of Shares
	Shares		Underlying Unexercised
	Acquired on	Value	Options at Fiscal Year-End(#)
Name	Exercise(#)	Realized(1)	Exercisable/Unexercisable(3)

Thomas G. Hudson	291,500	$6,175,438	280,046/387,500
Nick V. Ganio	62,500	$1,131,038	—/155,000
Mark R. Knittel	50,000	$827,500	37,500/132,500
William C. Collette	10,878	$234,822	31,372/ 62,500
Gregory T. Barnum	20,250	$408,313	18,500/126,250

[Additional columns below]

[Continued from above table, first column(s) repeated]

Value of Unexercised
In-The-Money Options
at Fiscal Year-End(2)
Name	Exercisable/Unexercisable(3)

Thomas G. Hudson	$6,386,713/$3,755,078
Nick V. Ganio	—/$3,126,875
Mark R. Knittel	$823,281/$1,453,594
William C. Collette	$667,442/$ 656,328
Gregory T. Barnum	$361,719/$1,358,203

(1)	The dollar value realized is equal to the difference between the closing market value on the date the shares were exercised and the exercise price.

(2)	The dollar value of unexercised in-the-money options at fiscal year end is equal to the difference between the market value of the shares underlying the options and the exercise price.

(3)	This represents options as of the end of fiscal year 2000. In March of 2001, the vesting for some of these options was changed. See “REPORT ON EXECUTIVE COMPENSATION — Long Term Incentives.”

EMPLOYMENT AGREEMENTS

      We have entered into an employment agreement with Thomas G. Hudson to serve as our President and Chief Executive Officer. Effective January 1, 2000, the Committee approved an increase in Mr. Hudson’s annual bonus to a 65 percent participation rate and held his annual base salary at $330,000. For fiscal 2001, the Committee approved an increase in Mr. Hudson’s participation rate in the Annual Bonus Plan to 70 percent. If Mr. Hudson’s employment ends by reason of termination without cause, then we will continue to pay Mr. Hudson’s base salary and reimburse him for expenses incurred to retain ongoing COBRA benefits, at the rate then in effect, for a period of one year following the date of termination, provided that if termination occurs upon or within six months after a Change of Control, he shall receive a lump sum payment equal to one year’s base salary.

      We have entered into an employment arrangement with Nick V. Ganio, Group Vice President of Worldwide Sales, Marketing and Services which, upon termination of employment other than for cause, provides for severance equal to his base salary for a period of six months, with the opportunity for an additional six months of severance in the event he has not found employment.

COMPARATIVE STOCK PRICE PERFORMANCE

      The graph below compares the cumulative total shareholder return on our Common Stock (“CNT Common Stock”) for the last five fiscal years with the cumulative total return of The Nasdaq Stock Market (U.S. Companies) Index (“Nasdaq Total Return Index”) and the Computer Manufacturers Nasdaq Industry Category Index (“Nasdaq Computer Manufacturers Index”) for the same periods as compiled by the Center for Research in Security Prices of the University of Chicago Graduate School of Business (assuming the investment of $100 in CNT Common Stock, The Nasdaq Total Return Index, and The Nasdaq Computer Manufacturers Index on December 31, 1995, and reinvestment of all dividends). The Nasdaq Computer Manufacturers Index is comprised of all companies listed on The Nasdaq Stock Market with SIC Code No. 357. The Company will promptly make available a list of the companies comprising the Nasdaq Computer Manufacturers Index on the request of a shareholder in writing to the Secretary of the Company at the address set forth on the first page of this Proxy Statement.

	12/29/95	12/31/96	12/31/97	12/31/98	12/31/99	12/29/00

CNT Common Stock	100.0	111.1	77.8	277.8	509.7	640.3

Nasdaq Total Return Index (US Companies)	100.0	123.0	150.7	212.5	394.8	237.4

Nasdaq Computer Manufacturers Index	100.0	133.9	161.8	351.8	746.8	420.7

PROPOSAL TO AMEND THE 1992 STOCK AWARD PLAN
(Item 2 on proxy card)

Approval of Amendment of 1992 Stock Award Plan

      The 1992 Stock Award Plan (the “Stock Award Plan”) was adopted by the Board and approved by the shareholders in 1992 and prior to this proposal 7,000,000 shares of Common Stock are reserved for issuance under the Stock Award Plan. The Board has adopted, subject to shareholder approval, an amendment to the Stock Award Plan to increase the number of shares authorized for issuance thereunder from 7,000,000 shares to 8,500,000 shares, an increase of 1,500,000 shares.

      The Board believes that stock based compensation has been and will continue to be an important compensation element in attracting, retaining and motivating key employees. As of January 31, 2001, there were 758,241 shares of Common Stock available for future grants of stock options and other stock based awards under the Stock Award Plan. The Board believes that the increase in authorized shares reserved for issuance under the Stock Award Plan is necessary because of the need to continue to make awards to recruit, retain and motivate key employees and other Company representatives, including outside directors, and to use such awards in connection with a planned increase in the number of employees of the Company. The shareholders are being asked to approve this amendment to the Stock Award Plan at the Annual Meeting.

Purpose

      The purpose of the Stock Award Plan is to assist the Company in recruiting and retaining key employees and other Company representatives, including outside directors, and to motivate them to produce a superior return for the Company’s shareholders by offering an opportunity to realize stock appreciation, facilitating stock ownership, and rewarding a high level of corporate financial performance.

Administration

      The Stock Award Plan is administered by the Compensation Committee (the “Committee”), a committee of the Board composed of two or more directors who are non-employee directors, as that term is defined in Rule l6b-3(b) promulgated under the Securities Exchange Act of 1934, as amended. The Committee has the exclusive power to adopt and revise rules relating to the Stock Award Plan and to determine the timing of grants, identity of recipients, the form and amount of each award and other terms and conditions of awards; provided, however, that the Board will have the sole power to grant awards to outside directors. The Committee may delegate its responsibilities under the Stock Award Plan to members of the Company’s management and others with respect to the selection and grant of awards to employees of the Company who are not deemed to be officers, directors, or 10% shareholders of the Company under applicable federal securities laws.

      Under the Stock Award Plan, the Committee may require or permit employees to elect to defer the issuance of Shares or the settlement of awards in cash under such rules and procedures as it may establish under the Plan. It may also provide that deferred settlements include the payment or crediting of interest on the deferral amount.

Eligibility and Number of Shares

      Officers, other employees, directors, consultants, and independent contractors of the Company and its affiliates are eligible to receive awards under the Stock Award Plan. The Company currently has approximately 769 employees and directors who are eligible to receive awards under the Stock Award Plan.

      The number of shares of the Company’s Common Stock currently authorized for issuance prior to this proposal under the Stock Award Plan is 7,000,000 (subject to adjustment for stock splits, stock dividends, and similar changes in the Company’s capitalization, and acquisitions as noted below). The Committee may grant awards under the Stock Award Plan to employees and other representatives of entities acquired by the Company in substitution of stock-based awards previously granted to them by the acquired entity and such awards may have terms and conditions that vary from those specified in the Stock Award Plan. The Stock

Award Plan provides that the maximum number of shares available for distribution under its terms will be increased to take into account any awards granted in substitution for stock-based awards previously granted by an acquired entity.

      If the amendment is approved, an additional 1,500,000 shares of Common Stock will be available for issuance under the Stock Award Plan (subject to adjustment as described above). The maximum number of shares that may be awarded by stock options intended to comply with Section 422 of the Internal Revenue Code (“incentive stock options”) is 8,500,000. The aggregate maximum number of shares that may be awarded as restricted stock and stock awards is 500,000. In addition, no employee participating in the Stock Award Plan may receive options for more than 750,000 shares of Common Stock in any one calendar year. Grants of options to individual employees in any calendar year under the Stock Award Plan have historically been below this 750,000 share limit. The last reported per share sale price of the Company’s Common Stock on the Nasdaq National Market on April 1, 2001 was $10.81. The aggregate market value of securities underlying options granted under the Stock Award Plan was $34,138,196 at April 1, 2001.

      The Stock Award Plan provides that all awards are subject to agreements containing the terms and conditions of the awards. These agreements are entered into by the recipients of the awards and the Company when the awards are granted. Agreements with employees are subject to amendment, including unilateral amendment by the Company (upon authorization of the Committee), unless such amendments are determined by the Committee to be materially adverse to the recipient and are not required as a matter of law. Any shares of Common Stock subject to awards under the Stock Award Plan that are not used because the terms and conditions of the awards are not met may be reallocated under the Stock Award Plan as though they had not previously been awarded. In addition, the Stock Award Plan provides that if a recipient uses shares of the Company’s Common Stock to pay the purchase or exercise price of an award or to satisfy tax withholding obligations related to an award, only the net number of shares shall be deemed to be issued for purposes of determining the maximum number of shares available under the Stock Award Plan.

Types of Awards

      The types of awards that may be granted under the Stock Award Plan include incentive and non-qualified stock options, performance units, restricted stock, stock and other stock-based awards. Subject to the restrictions described in this Proxy Statement with respect to incentive stock options and non-employee director options, these awards are exercisable by the recipients at such times as determined by the Committee. No award is assignable or transferable by a recipient. However, under the Stock Award Plan, the Committee, in its discretion, may permit transfers of awards in the event of death or when the award (other than Incentive Stock Options) are transferred to members of the recipient’s immediate family or to one or more trusts for the benefit of such family members or partnerships in which such family members are the only partners, if the recipient receives no consideration for the transfer.

      Incentive and Non-qualified Stock Options. Both incentive stock options and non-qualified stock options may be granted to recipients at such exercise prices as the Committee may determine, but not less than 100% of their fair market value (as defined in the Stock Award Plan) as of the date the option is granted. Stock options may be granted and exercised at such times as the Committee may determine, except that unless applicable federal tax laws are modified: (i) no incentive stock options may be granted more than ten years after the effective date of the Stock Award Plan; (ii) an incentive stock option shall not be exercisable more than ten years after the date of grant; and (iii) the aggregate fair market value of the shares of the Company’s Common Stock with respect to which incentive stock options held by an employee under the Stock Award Plan or any other plan of the Company or any affiliate may first become exercisable in any calendar year may not exceed $100,000. Incentive stock options may only be granted to employees of the Company and its subsidiaries. The purchase price for stock purchased upon the exercise of the options may be payable in cash, in stock having a fair market value on the date the option is exercised equal to the option price of the stock being purchased, or in a combination of cash and stock, as determined by the Committee. The Committee may permit participants to exercise options and simultaneously sell the stock purchased upon such exercise and use the sale proceeds to pay the purchase price and/or any required withholding taxes. The Committee may provide, at or after the grant of a stock option, that a recipient who surrenders shares of stock in payment of an option shall be granted a new incentive or non-qualified stock option covering a number of shares equal to the number of shares tendered.

      Performance Units. Performance units entitle the recipient to payment in amounts determined by the Committee based upon the achievement of specified performance targets during a specified term. Payments with respect to performance units may be paid in cash, shares of Common Stock, or a combination of cash and Common Stock, as determined by the Committee.

      Restricted Stock and Other Stock-Based Awards. The Committee is authorized to grant, either alone or in conjunction with other awards, stock and stock-based awards. The Committee shall determine the persons to whom such awards are made, the timing and amount of such awards, and all other terms and conditions. Common Stock granted to recipients may be unrestricted or may contain such restrictions, including provisions requiring forfeiture and imposing restrictions upon stock transfer, as the Committee may determine. Unless forfeited, the recipient of restricted Common Stock will have all other rights of a shareholder, including without limitation, voting and dividend rights.

      Outside Director Awards. Outside directors may, at the discretion of the Board and in accordance with the terms of the Stock Award Plan, be granted awards at various times, including when an outside director is first elected or appointed to the board, when an outside director is re-elected to the board or at other times as may be deemed appropriate.

Acceleration of Awards, Lapse of Restrictions, Forfeiture

      The Committee may provide for the lapse of restrictions on restricted stock or other awards, accelerated exercisability of options or acceleration of the term with respect to which the achievement of performance targets for performance units is determined in the event of a change in control of the Company, other fundamental changes in the corporate structure of the Company, the death or retirement of the recipient, or such other events as the Committee may determine. The Committee may provide that certain awards may be exercised in certain events after the termination of employment or death of the recipient.

Adjustments, Modification, Termination

      The Stock Award Plan provides the Committee with discretion to adjust the kind and number of shares available for awards or subject to outstanding awards, the option price of outstanding options, and performance targets for, and payments under, outstanding awards of performance units in the event of mergers, recapitalization, stock dividends, stock splits, or other relevant changes. Adjustments in performance targets and payments on performance units are also permitted upon the occurrence of such other events as may be specified by the Committee. The Stock Award Plan also gives the Board the right to terminate, suspend, or modify the Stock Award Plan, except that amendments to the Stock Award Plan are subject to shareholder approval if needed to comply with the incentive stock option provisions of federal tax law. Under the Stock Award Plan, the Committee may cancel outstanding options and performance units generally in exchange for cash payments to the recipients in the event of certain dissolutions, liquidations, mergers, statutory share exchanges, or other similar events involving the Company.

Federal Tax Considerations

      Incentive Stock Options. No taxable income to a recipient will be realized, and the Company will not be entitled to any related deduction, at the time any incentive stock option is granted under the Stock Award Plan. If certain statutory employment and holding period conditions are satisfied before the recipient disposes of shares acquired pursuant to the exercise of such an option, then no taxable income will result upon the exercise of such option and the Company will not be entitled to any deduction in connection with such exercise. Upon disposition of the shares after expiration of the statutory holding periods, any gain or loss realized by a recipient will be a capital gain or loss. The Company will not be entitled to a deduction with respect to a disposition of the shares by a recipient after the expiration of the statutory holding periods.

      Except in the event of death, if shares acquired by a recipient upon the exercise of an incentive stock option are disposed of by the recipient before the expiration of the statutory holding periods (a “disqualifying disposition”), the recipient will be considered to have realized compensation, taxed as ordinary income in the year of disposition, in an amount, not exceeding the gain realized on such disposition, equal to the difference between the exercise price and the fair market value of the shares on the date of exercise of the option. The Company will be entitled to a deduction at the same time and in the same amount as the recipients is deemed to have realized ordinary income. Generally, any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. If the recipient pays the option price with shares that were originally acquired pursuant to the exercise of an incentive stock option and the statutory holding periods for such shares have not been met, the recipient will be treated as having made a disqualifying disposition of such shares, and the tax consequences of such disqualifying disposition will be as described above.

      The foregoing discussion applies only for regular tax purposes. For alternative minimum tax purposes, an incentive stock option will be treated as if it were a non-qualified stock option, the tax consequences of which are discussed below.

      Non-qualified Stock Options. No taxable income to a recipient will be realized, and the Company will not be entitled to any related deduction, at the time any non-qualified stock option is granted under the Stock Award Plan. Generally, at the time shares are transferred to the recipient pursuant to the exercise of a non-qualified stock option, the recipient will realize ordinary income, and the Company will be entitled to a deduction, equal to the excess of the fair market value of the stock on the date of exercise over the option price. Upon disposition of the shares, any additional gain or loss realized by the recipient will be treated as a capital gain or loss.

      Restricted and Unrestricted Stock. Unless the recipient files an election to be taxed under Section 83(b) of the Code, (i) the recipient will not realize income upon the grant of restricted stock, (ii) the recipient will realize ordinary income, and the Company will be entitled to a corresponding deduction when the restrictions have been removed or expire and (iii) the amount of such ordinary income and deduction will be the fair market value of the restricted stock on the date the restrictions are removed or expire. If the recipient files an election to be taxed under Section 83(b) of the Code, the tax consequences to the recipient and the Company will be determined as of the date of the grant of the restricted stock rather than as of the date of the removal or expiration of the restrictions. With respect to awards of unrestricted stock, (i) the recipient will realize ordinary income and the Company will be entitled to a corresponding deduction upon the grant of the unrestricted stock, and (ii) the amount of such ordinary income and deduction will be the fair market value of such unrestricted stock on the date of the grant. When the recipient disposes of restricted or unrestricted stock, the difference between the amount received upon such disposition and the fair market value of such shares on the date the recipient realizes ordinary income will be treated as a capital gain or loss.

      Performance Units. Generally: (i) the recipient will not realize income upon the grant of a performance unit award; (ii) the recipient will realize ordinary income, and the Company will be entitled to a corresponding deduction, in the year cash, shares of Common Stock, or a combination of cash and shares of Common Stock are delivered to the recipient upon payment of the performance unit award; (iii) and the amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of Common Stock received on the date they are received. When the recipient disposes of shares received in payment of a performance unit award, the difference between the amount received upon such disposition and the fair market value of such shares on the date the recipient realizes ordinary income will be treated as a capital gain or loss.

Withholdings

      The Stock Award Plan permits the Company to withhold from cash awards, and to require a recipient receiving Common Stock under the Stock Award Plan to pay the Company, in cash, an amount sufficient to cover any required withholding taxes. In lieu of cash, the Committee may permit a recipient of a stock award to cover withholding obligations through a reduction in the number of shares delivered to such recipient or the surrender to the Company of shares previously received by the recipient.

Company Tax Deductions

      The Internal Revenue Code of 1986, as amended (the “Code”), limits the allowable deduction for compensation paid to or accrued with respect to the Chief Executive Officer and each of the four other most highly compensated employees of a publicly held corporation to no more than $1 million per year. Certain types of compensation are exempt from this deduction limitation, including compensation meeting the following three requirements: (i) the attainment of an objective performance goal or goals; (ii) an outside director requirement; and (iii) a shareholder approval requirement. The deduction with respect to any stock option meeting the requirements described above is not subject to the $1 million per employee per year deduction limitations.

      The tax deduction of the Company with respect to any other stock option is determined when the option is exercised by the option holder. To the extent the option is treated as a non-qualified option, the deductible amount generally will equal the difference between the fair market value of the Common Stock on the date of exercise and the exercise price of the option, multiplied by the total number of options exercised.

      The stock options of the Company granted pursuant to the Stock Award Plan are awarded at a price not less than the fair market value of the Common Stock on the date of the grant. Thus, such options are treated as “performance-based” compensation under the first requirement of the Code set forth above. The Board plans to continue to review the composition of the Committee to ensure that it will consist entirely of “outside directors” (as such term is defined by the Code) in order to satisfy the second requirement of the Code set forth above.

      In order to satisfy the final requirement of the Code set forth above, the Stock Award Plan sets at 750,000 the maximum number of shares subject to options that can be awarded to any single employee during a specified period. Grants of options to individual participants in any calendar year under the Stock Award Plan have historically been significantly below this 750,000 share limit. The purpose of this 750,000 share limit is to afford the Board and the Committee great flexibility in connection with the recruitment and retention of executives and other high level employees. In satisfying the requirements of the Code, the Stock Award Plan qualifies the stock options granted under it so as to preserve the corresponding tax deductions of the Company if and when such stock options are exercised.

Other

      In March 2001, the Board approved an increase of 1,500,000 shares of stock, which are available under the Company’s 1999 Non-Qualified Stock Award Plan. Option grants may not be made to the Company’s current directors and executive officers under the terms of the plan.

Board Recommendation and Voting Requirements

      The Board recommends a vote FOR approval of the Amendment to the Stock Award Plan. Provided a quorum is present, the affirmative vote of holders of a majority of the voting power of the outstanding shares of Common Stock of the Company entitled to vote on this item and present, in person or by proxy, at the Annual Meeting is required for approval of the amendment to increase the number of shares authorized for issuance under the Stock Award by 1,500,000. Proxies solicited by the Board will be voted for approval of this amendment, unless shareholders specify otherwise in their proxies.

PROPOSAL TO RATIFY THE APPOINTMENT OF
INDEPENDENT AUDITORS
(Item 3 on proxy card)

      KPMG LLP has audited our financial statements since 1984 and has no other relationship with or interest in us. The Board, based on the recommendation of the Audit Committee, has again appointed KPMG LLP to serve as our independent auditors for the fiscal year ending January 31, 2002, subject to ratification by the shareholders. If the shareholders do not ratify the appointment of KPMG LLP, the Board will select another firm of independent auditors. Proxies solicited by the Board will be voted to ratify the appointment of KPMG LLP, unless shareholders specify otherwise in their proxies. Representatives of KPMG LLP will be present at the meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to questions.

     Audit Fees:

      Audit fees billed to us by KPMG LLP during fiscal year 2000 for review of our annual financial statements and those financial statements included in our quarterly reports on Form 10-Q totaled $148,500.

     Financial Information Systems Design and Implementation Fees:

      We did not engage KPMG LLP to provide advice to us regarding financial information systems design and implementation during fiscal year 2000.

     All Other Fees:

      Fees billed to us by KPMG LLP during fiscal year 2000 for all other non-audit services rendered to us, including tax related services totaled $166,100.

      The Audit Committee had considered whether the provision of all other services by the Corporation’s principal auditor is compatible with maintaining independence.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

      The Audit Committee of the Board is responsible for overseeing management’s financial reporting practices and internal controls. Nasdaq listing standards require that by, June 2001, all Nasdaq-listed companies have audit committees composed of at least three outside, independent directors. Our Audit Committee was composed of four outside, independent directors during fiscal 2000.

      The Audit Committee acts under a written charter that was first adopted and approved by our Board on May 25, 2000. A copy of the charter is attached as Exhibit A to this Proxy Statement.

      In connection with our consolidated financial statements for the fiscal year ended January 31, 2001, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management and with representatives of KPMG LLP, our independent auditors;

•	discussed with our independent auditors the matters required to be discussed by Statement On Auditing Standards No. 61 (Communications with Audit Committees); and

•	received from our independent auditors the disclosures regarding KPMG LLP’s independence as required by Independence Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed the independence of KPMG LLP with representatives of our independent auditors.

      Based on these actions, the Audit Committee has recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2001, as filed with the Securities and Exchange Commission.

PATRICK A. GROSS ERWIN A. KELEN LAWRENCE PERLMAN JOHN ROLLWAGEN Members of the Audit Committee

SHAREHOLDER PROPOSALS AND OTHER MATTERS

      We must receive any shareholder proposals for our 2002 annual meeting by January 8, 2002 in order to be included in the proxy statement for that meeting. The proposals also must comply with all applicable statutes and regulations.

      At the time this Proxy Statement was mailed, the Board was not aware of any matters to be presented for action at the Annual Meeting other than those discussed in this Proxy Statement. If other matters properly come before the meeting, the proxy holders have discretionary authority — unless it is expressly revoked — to vote all proxies in accordance with their discretion.

      Our Annual Report to shareholders for fiscal year 2000 is being mailed with this Proxy Statement to shareholders entitled to notice of the Annual Meeting. No part of our annual report is incorporated herein and no part is to be considered proxy soliciting materials.

      The CNT Fiscal Year 2000 Annual Report to Shareholders and Annual Report on Form 10-K, including financial statements for the year ended January 31, 2001, accompanies this Proxy Statement. If a shareholder requests copies of any exhibits to the Form 10-K, we will require the payment of a fee covering our reasonable expenses in furnishing such exhibits. Any such requests should be addressed to Investor Relations, CNT, 6000 Nathan Lane North, Minneapolis, Minnesota 55442.

BY ORDER OF THE BOARD OF DIRECTORS

Gregory T. Barnum
Vice President of Finance, Chief Financial Officer and Corporate Secretary

Minneapolis, Minnesota
May 11, 2001

EXHIBIT A

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF

COMPUTER NETWORK TECHNOLOGY CORPORATION

I.  Audit Committee Purpose

      The Audit Committee of the Board of Directors of Computer Network Technology (the “Audit Committee”) is appointed by the Board of Directors (the “Board”) to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

•	Monitor the integrity of Computer Network Technology Corporation’s (the “Company”) financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

•	Monitor the independence and performance of the Company’s independent auditors.

•	Provide an avenue of communication among the independent auditors, management, and the Board.

      The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II.  Audit Committee Composition and Meetings

      Audit Committee members shall meet the requirements of the Nasdaq Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Audit Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Audit Committee shall have accounting or related financial management expertise.

      Audit Committee members shall be appointed by the Board. If an audit committee Chair is not designated or present, the members of the Audit Committee may designate a Chair by majority vote of the Audit Committee membership.

      The Audit Committee shall meet at least two times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Audit Committee should meet privately in executive session at least annually with management, the independent auditors, and as a committee to discuss any matters that the Audit Committee or each of these groups believe should be discussed. In addition, the Audit Committee will establish a communication process with management and the independent auditors if any significant matters arise during the auditors’ limited quarterly reviews.

III.  Audit Committee Responsibilities and Duties

     Review Procedures

1.	Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board for approval and have the document published at least every three years in accordance with SEC regulations.

2.	Review the Company’s annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

3.	In consultation with the management and the independent auditors consider the integrity of the Company’s financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors together with management’s responses.

4.	Review with financial management and the independent auditors any significant matters which arise out of the Company’s quarterly financial statements review based upon the auditors’ limited review procedures. Discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 9). The Chair of the Audit Committee may represent the entire Audit Committee for purposes of this review.

     Independent Auditors

5.	The independent auditors are ultimately accountable to the Audit Committee and the Board. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

6.	Approve the fees and other significant compensation to be paid to the independent auditors.

7.	On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors’ independence.

8.	Review the independent auditors audit plan — discuss scope, staffing, locations, reliance upon management and general audit approach.

9.	Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

10.	Consider the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

     Legal Compliance

11.	On at least an annual basis, review with the Company’s counsel, any litigation and/or legal matters that could have a significant impact on the organization’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

     Other Audit Committee Responsibilities

12.	Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company’s annual proxy statement.

13.	Perform any other activities consistent with this Charter, the Company’s by-laws, and governing law, as the Audit Committee or the Board deems necessary or appropriate.

14.	Maintain minutes of meetings and periodically report to the Board on significant results of the foregoing activities.

CNT Annual Shareholders’ Meeting Location
June 28, 2001
10:00 AM

From the Airport to CNT Minneapolis
Follow the signs to Interstate 494 West. Take 494 West
Exit Highway 169 and go North
Exit at Bass Lake Road and go West
Take a right at Nathan Lane
CNT is the second building on the right	CNT is located on the Northwest corner of Highway 169 and Bass Lake Road.

From Downtown to CNT Minneapolis
Follow the signs to Interstate 394 West. Take 394 West.
Exit Highway 169 and go North.
Exit at Bass Lake Road and go West.
Take a right at Nathan Lane.
CNT is the second building on the right.	6000 Nathan Lane North Minneapolis, MN 55442 (763) 268-6000

COMPUTER NETWORK TECHNOLOGY CORPORATION
ANNUAL MEETING OF SHAREHOLDERS JUNE 28, 2001

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement dated May 11, 2001, hereby appoints Gregory T. Barnum and Jeffrey A. Bertelsen as proxies (each with the power to act alone and with the power of substitution and revocation), to represent the undersigned and to vote, as designated on the reverse side, all shares of Common Stock of Computer Network Technology Corporation held of record by the undersigned on May 1, 2001, at the Annual Meeting of Shareholders to be held on June 28, 2001 at 6000 Nathan Lane North, Plymouth, Minnesota, at 10:00 a.m. and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL NO. 1, AND FOR PROPOSALS NO. 2 AND 3. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

(Continued on reverse side)

/\ FOLD AND DETACH HERE /\

Computer Network Technology Corporation (CNT)
Annual Shareholders Meeting
June 28, 2001, 10:00 am

to be held at CNT’s Corporate Headquarters:
6000 Nathan Lane North
Plymouth, Minnesota
763-268-6000

Attend CNT’s Annual Shareholders Meeting online at www.cnt.com or in person.
Refer to map and directions in back of proxy statement.

You can now access your Computer Network Technology Corporation account online.

Access your Computer Network Technology Corporation shareholder account online via Investor
ServiceDirect(SM)(ISD).

Mellon Investor Services LLC agent for Computer Network Technology, now makes it easy and convenient to get current information on your registered shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

•	View account status	•	Make address changes

•	View certificate history	•	Establish/change your PIN

ISD(SM) IS ONLY AVAILABLE TO REGISTERED SHAREHOLDERS OF COMPUTER NETWORK TECHNOLOGY

Visit us on the web at https://vault.melloninvestor.com/isd and follow the instructions shown on this page.

Step 1: FIRST TIME USERS — Establish a PIN

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) available to establish a PIN.

Investor ServiceDirect(SM) is currently only available for domestic individual and joint accounts.

•	SSN

•	PIN

•	Then click on the Establish PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.

Step 2: Log in for Account Access

You are now ready to log in. To access your account please enter your:

•	SSN

•	PIN

•	Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account.

Step 3: Account Status Screen

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

•	Certificate History

•	Issue Certificate

•	Address Change

For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Please mark
your votes as
indicated in
this example

1.	ELECTION OF DIRECTORS

FOR all nominees listed (except as marked to the contrary below)		WITHHOLD AUTHORITY to vote for all nominees below

NOMINEES: 01 Thomas G. Hudson, 02 Patrick W. Gross, 03 Erwin A. Kelen, and 04 John A. Rollwagen

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below.)

		FOR	AGAINST	ABSTAIN

2.	PROPOSAL TO AMEND 1992 STOCK AWARD PLAN TO INCREASE NUMBER OF SHARES AUTHORIZED BY 1,500,000.

3.	PROPOSAL TO RATIFY AND APPROVE THE APPOINTMENT OF KPMG LLP as independent auditors for the fiscal year ending January 31, 2002.

4.	OTHER BUSINESS
The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.

IMPORTANT INFORMATION BELOW

The Company requests your consideration to reduce printing and mailing costs.

By checking the box to the right, I consent to view the Annual Reports and Proxy Statements electronically via the Internet. I understand that the Corporation may no longer distribute printed materials to me for any future shareowner meeting until consent is revoked. I understand that I may revoke my consent at any time by giving written notice to the Corporation.

Signature	Signature	Date

PLEASE SIGN exactly as name appears on this card. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

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Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 4PM Eastern Time the business day prior to annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/cnt		Telephone 1-800-840-1208		Mail

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the internet at: http://www.cnt.com/financials